Exhibit 10.22
FOURTH AMENDMENT dated as of December 13, 2021 (this “Amendment”), to the CREDIT AGREEMENT dated as of August 5, 2020 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among EXPEDIA GROUP, INC., a Delaware corporation (the “Company”), EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and London Agent.
WHEREAS, the Lenders have agreed to extend credit to the Borrower under the Credit Agreement on the terms and subject to the conditions set forth therein;
WHEREAS, a Benchmark Transition Event has occurred with respect to the LIBO Rate for Loans denominated in Sterling, and pursuant to Section 2.14(b)(i) of the Credit Agreement, the Administrative Agent and the Company desire to implement certain amendments to the Credit Agreement to replace, with respect to Loans denominated in Sterling, the LIBO Rate with Adjusted Daily Simple SONIA, together with the related Benchmark Replacement Conforming Changes;
WHEREAS, the Company has requested that the Lenders agree to effect certain other amendments to the Credit Agreement as set forth herein; and
WHEREAS, the parties hereto, which include Lenders constituting the Required Lenders as of the Fourth Amendment Effective Date (as defined below), are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preamble and the recitals hereto) have the meanings assigned to them in the Credit Agreement (as amended hereby).
SECTION 2. Amendment of Credit Agreement. Effective as of the Fourth Amendment Effective Date:
(a) The Credit Agreement (excluding any of the Exhibits or Schedules thereto (other than as provided in paragraph (b) below)) is hereby amended by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the language indicated in double underlined text (indicated textually in the same manner as the following example: double-underlined text), all as set forth in the pages of the Credit Agreement attached as Exhibit A hereto and made a part hereof.

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(b) Exhibit B to the Credit Agreement is hereby amended and restated to be in the form of Exhibit B attached hereto and made a part hereof.
SECTION 3. Representations and Warranties. Each of the Company and the Borrower represents and warrants to the Lenders that:
(c) This Amendment has been duly executed and delivered by each of the Company and the Borrower and (assuming due execution by the parties hereto other than the Company and the Borrower) constitutes a legal, valid and binding obligation of the Company and the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d) Before and after giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects (in all respects in the case of representations and warranties qualified by materiality in the text thereof) on and as of the Fourth Amendment Effective Date with the same effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were so true and correct as of such earlier date.
(e) As of the Fourth Amendment Effective Date, before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
SECTION 4. Effectiveness. This Amendment shall become effective as of the first date (the “Fourth Amendment Effective Date”) on which the Administrative Agent shall have signed a counterpart of this Amendment and shall have received from the Company, the Borrower, each other Loan Party and Lenders constituting at least the Required Lenders a counterpart of this Amendment executed by such Person (which, subject to Section 9.06(b) of the Credit Agreement, may include any Electronic Signatures transmitted by fax, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page of this Amendment). The Administrative Agent shall notify the Company and the Lenders of the Fourth Amendment Effective Date, and such notice shall be conclusive and binding.
SECTION 5. Reaffirmation of Guarantee. Each of the Company, the Borrower and the other Loan Parties party hereto, by its signature below, hereby (a) agrees that, notwithstanding the effectiveness of this Amendment and the transactions contemplated hereby, the Guarantee Agreement continues to be in full force and effect and (b) affirms and confirms its Guarantee of the Loan Document Obligations as provided in the Guarantee Agreement, and acknowledges and agrees that such Guarantee continues in full force and effect in respect of the Loan Document Obligations under the Credit Agreement and the other Loan Documents.
SECTION 6. Effect of this Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a

2
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waiver of, or otherwise affect the rights and remedies of the Agents or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
(b) On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other Loan Document shall be deemed to be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 7. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 8. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument.
SECTION 9. Fees and Expenses. The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent. All fees shall be payable in immediately available funds and shall not be refundable.
SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
SECTION 11. Incorporation by Reference. The provisions of Sections 9.06(b), 9.07, 9.09(b), 9.09(c), 9.09(d), 9.10 and 9.11 of the Credit Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.
[Signature Pages Follow]

3
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

EXPEDIA GROUP, INC.
by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Senior Vice President, Legal and Assistant Secretary

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC
by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Senior Vice President, Legal and Assistant Secretary

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EXPEDIA, INC.
TRAVELSCAPE, LLC
HOTWIRE, INC.
HOTELS.COM, L.P.
EAN.COM, LP
INTERACTIVE AFFILIATE NETWORK, LLC
EXPEDIA LX PARTNER BUSINESS, INC.
WWTE, INC.
CARRENTALS.COM, INC.
CRUISE, LLC
ORBITZ WORLDWIDE, INC.
O HOLDINGS INC.
ORBITZ FINANCIAL CORP.
ORBITZ FOR BUSINESS, INC.
ORBITZ, INC.
TRIP NETWORK, INC.
ORBITZ, LLC
ORBITZ WORLDWIDE, LLC
HOMEAWAY SOFTWARE, INC.
HOMEAWAY.COM, INC.
BEDANDBREAKFAST.COM, INC.
VRBO HOLDINGS, INC.
EXPEDIA GROUP COMMERCE, INC.
HIGHER POWER NUTRITION COMMON HOLDINGS, LLC
LEMS I LLC
LIBERTY PROTEIN, INC.
EXP GLOBAL HOLDINGS, INC.
EXPEDIA GROUP INTERNATIONAL HOLDINGS II, LLC
EXPEDIA GROUP INTERNATIONAL HOLDINGS IV, LLC

by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Senior Vice President, Legal and Assistant Secretary

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HOTELS.COM GP, LLC
HRN 99 HOLDINGS, LLC

by:	/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Manager

LEMS I LLC, a Delaware limited liability
company, on behalf of
LEXE MARGINCO, LLC, and
LEXEB, LLC

by:	/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Manager

EG EUROPEAN HOLDINGS LLC

by:	/s/ ROBERT DZIELAK
Name: Robert J. Dzielak Title: Chief Legal Officer & Secretary

EXPEDIA.COM LIMITED
EXPEDIA TREASURY SERVICES LIMITED

by:	/s/ ROBERT DZIELAK
Name: Robert J. Dzielak Title: Director

EXP HOLDINGS LUXEMBOURG S.À R.L.
WWTE TRAVEL S.À R.L.

by:	/s/ ROBERT DZIELAK
Name: Robert J. Dzielak Title: Director

EXPEDIA LODGING PARTNER
SERVICES SÀRL

by:	/s/ ROBERT DZIELAK
Name: Robert J. Dzielak Title: Director
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EXP CH HOLDING SÀRL

by:	/s/ ROBERT DZIELAK
Name: Robert J. Dzielak Title: Director

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Executed and delivered as a deed for and on behalf of BEX Travel Asia Pte. Ltd. in accordance with Section 41B(1) of the Companies Act, Chapter 50 of Singapore,

BEX TRAVEL ASIA PTE. LTD.

/s/ JONATHON NEAL	Witnessed by:	/s/ CRISTY DENTON
Director	Name:	Cristy L. Denton
Name: Jonathon Sinclair Neal	Address:	1111 Expedia Group Way W Seattle, WA 98119

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Executed and delivered as a deed for and on behalf of Expedia Southeast Asia Pte. Ltd. in accordance with Section 41B(1) of the Companies Act, Chapter 50 of Singapore,

EXPEDIA SOUTHEAST ASIA PTE. LTD.

/s/ ROBERT DZIELAK	Witnessed by:	/s/ CRISTY DENTON
Director	Name:	Cristy L. Denton
Name: Robert J. Dzielak	Address:	1111 Expedia Group Way W Seattle, WA 98119

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Executed and delivered as a deed for and on behalf of EXP SG Holding Pte. Ltd. in accordance with Section 41B(1) of the Companies Act, Chapter 50 of Singapore,

EXP SG HOLDING PTE. LTD.

/s/ ROBERT DZIELAK	Witnessed by:	/s/ CRISTY DENTON
Director	Name:	Cristy L. Denton
Name: Robert J. Dzielak	Address:	1111 Expedia Group Way W Seattle, WA 98119

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JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, by:
/s/ JOHN KOWALCZUK
Name: John Kowalczuk Title: Executive Director

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Name of Institution: Bank of America, N.A.

by:
/s/ ERIC RIDGWAY
Name: Eric Ridgway Title: Director

Name of Institution: BNB PARIBAS

by:
/s/ BARBARA NASH
Name: Barbara Nash Title: Managing Director

Name of Institution: BNB PARIBAS

by:
/s/ MARIA MULIC
Name: Maria Mulic Title: Managing Director

Name of Institution: Mizuho Bank, Ltd.

by:
/s/ TRACY RAHN
Name: Tracy Rahn Title: Executive Director

Name of Institution: HSBC BANK USA, NATIONAL ASSOCIATION

by:
/s/ ERIC BALTAZAR
Name: Eric A. Baltazar Title: Vice President

Name of Institution: MUFG Bank, Ltd.

by:
/s/ JOSEPH SIRI
Name: Joseph Siri Title: Vice President

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Name of Institution: Royal Bank of Canada

by:
/s/ REHAN ALI
Name: Rehan Ali Title: Vice President, Corporate Client Group

Name of Institution: U.S. Bank National Association

by:
/s/ STEVEN SAWYER
Name: Steven L. Sawyer Title: Senior Vice President

Name of Institution: THE BANK OF NOVA SCOTIA

by:
/s/ TODD KENNEDY
Name: Todd Kennedy Title: Managing Director

Name of Institution: Goldman Sachs Bank USA

by:
/s/ MAHESH MOHAN
Name: Mahesh Mohan Title: Authorized Signatory

Name of Institution: Standard Chartered Bank

by:
/s/ KRISTOPHER TRACY
Name: Kristopher Tracy Title: Director, Financing Solutions

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Exhibit A

Amendments to Credit Agreement

[See attached.]

[[5733021]]

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

SECTION 1.01. Defined Terms		1
SECTION 1.02. Classification of Loans and Borrowings	~~47~~	50
SECTION 1.03. Terms Generally	~~48~~	50
SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations	~~48~~	51
SECTION 1.05. Currency Translation	~~49~~	52
SECTION 1.06. Interest Rates; LIBOR Notification	~~50~~	52
SECTION 1.07. Divisions	~~50~~	53
SECTION 1.08. Luxembourg Terms	~~51~~	53

ARTICLE II

The Credits

SECTION 2.01. Commitments	~~51~~	54
SECTION 2.02. Loans and Borrowings	~~51~~	54
SECTION 2.03. Requests for Borrowings	~~52~~	55
SECTION 2.04. [Reserved]	~~53~~	55
SECTION 2.05. [Reserved]	~~53~~	55
SECTION 2.06. [Reserved]	~~53~~	56
SECTION 2.07. Funding of Borrowings	~~53~~	56
SECTION 2.08. Interest Elections	~~54~~	56
SECTION 2.09. Termination and Reduction of Commitments	~~55~~	58
SECTION 2.10. Repayment of Loans; Evidence of Debt	~~56~~	58
SECTION 2.11. Prepayment of Loans	~~56~~	59
SECTION 2.12. Fees	~~57~~	60
SECTION 2.13. Interest	~~58~~	61
SECTION 2.14. Alternate Rate of Interest	~~59~~	62
SECTION 2.15. Increased Costs	~~61~~	64
SECTION 2.16. Break Funding Payments	~~63~~	66
SECTION 2.17. Taxes	~~63~~	67
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~67~~	70
SECTION 2.19. Mitigation Obligations; Replacement of Lenders	~~69~~	72
SECTION 2.20. Defaulting Lenders	~~70~~	73

ARTICLE III

Representations and Warranties

SECTION 3.01. Organization; Powers	~~71~~	74
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SECTION 3.02. Authorization; Enforceability	~~71~~	74
SECTION 3.03. Governmental Approvals; No Conflicts	~~71~~	75
SECTION 3.04. Financial Condition; No Material Adverse Change	~~71~~	75
SECTION 3.05. Properties	~~72~~	75
SECTION 3.06. Litigation and Environmental Matters	~~72~~	76
SECTION 3.07. Compliance with Laws and Agreements	~~72~~	76
SECTION 3.08. Investment Company Status	~~73~~	76
SECTION 3.09. Taxes	~~73~~	76
SECTION 3.10. ERISA	~~73~~	76
SECTION 3.11. Disclosure	~~73~~	77
SECTION 3.12. Subsidiaries	~~73~~	77
SECTION 3.13. Use of Proceeds; Margin Regulations	~~73~~	77
SECTION 3.14. Anti-Corruption Laws and Sanctions	~~74~~	77
SECTION 3.15. [reserved]	~~74~~	77
SECTION 3.16. No Immunity	~~74~~	77
SECTION 3.17. Choice of Law	~~74~~	78
SECTION 3.18. Proper Form; No Recordation	~~75~~	79
SECTION 3.19. Ranking of Obligations	~~76~~	79
SECTION 3.20. Existing Indentures	~~76~~	79

ARTICLE IV

Conditions

SECTION 4.01. Closing Date	~~76~~	79
SECTION 4.02. Each Credit Event	~~78~~	82

ARTICLE V

Affirmative Covenants

SECTION 5.01. Financial Statements and Other Information	~~79~~	82
SECTION 5.02. Notices of Material Events	~~81~~	85
SECTION 5.03. Existence; Conduct of Business	~~82~~	85
SECTION 5.04. Payment of Tax Liabilities	~~82~~	85
SECTION 5.05. Maintenance of Properties; Insurance	~~82~~	85
SECTION 5.06. Books and Records; Inspection Rights	~~82~~	86
SECTION 5.07. Compliance with Laws	~~83~~	86
SECTION 5.08. Guarantee Requirement	~~83~~	86
SECTION 5.09. Further Assurances	~~83~~	86

ARTICLE VI

Negative Covenants

SECTION 6.01. Indebtedness	~~83~~	87
SECTION 6.02. Liens	~~89~~	92

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SECTION 6.03. Sale/Leaseback Transactions	~~91~~	95
SECTION 6.04. Fundamental Changes; Business Activities	~~91~~	95
SECTION 6.05. Restricted Payments	~~92~~	96
SECTION 6.06. Transactions with Affiliates	~~94~~	97
SECTION 6.07. Restrictive Agreements	~~95~~	99
SECTION 6.08. Asset Dispositions	~~96~~	100
SECTION 6.09. Use of Proceeds; Margin Regulations	~~100~~	105
SECTION 6.10. Leverage Ratio	~~101~~	105
SECTION 6.11. Minimum Liquidity	~~101~~	105
SECTION 6.12. Investments and Acquisitions	~~101~~	105
SECTION 6.13. Maintenance of the Borrower as a Wholly Owned Subsidiary	~~104~~	109
SECTION 6.14. Limitation on Certain Prepayments and Reductions	~~104~~	109
SECTION 6.15. Designation under Existing Indentures	~~105~~	109
SECTION 6.16. Additional Limitations on Borrower Group Members	~~105~~	110

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default	~~105~~	110

ARTICLE VIII

The Agents

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices	~~114~~	120
SECTION 9.02. Waivers; Amendments	~~116~~	122
SECTION 9.03. Expenses; Indemnity; Damage Waiver	~~117~~	123
SECTION 9.04. Successors and Assigns	~~119~~	124
SECTION 9.05. Survival	~~122~~	128
SECTION 9.06. Counterparts; Integration; Effectiveness	~~122~~	128
SECTION 9.07. Severability	~~124~~	129
SECTION 9.08. Right of Setoff	~~124~~	130
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	~~124~~	130
SECTION 9.10. WAIVER OF JURY TRIAL	~~125~~	131
SECTION 9.11. Headings	~~125~~	131
SECTION 9.12. Confidentiality	~~125~~	131
SECTION 9.13. Interest Rate Limitation	~~127~~	133
SECTION 9.14. Release of Guarantees	~~127~~	133
SECTION 9.15. Conversion of Currencies	~~128~~	134
SECTION 9.16. Certain Notices	~~128~~	134
SECTION 9.17. No Fiduciary Relationship	~~129~~	134
SECTION 9.18. Non-Public Information	~~129~~	135

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SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial
Institutions	~~129~~	135
SECTION 9.20. Acknowledgement Regarding Any Supported QFCs	~~130~~	136

SCHEDULES:

Schedule 1.01 — Certain Disclosure Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters Schedule 3.12 — Subsidiaries
Schedule 6.01 — Existing Indebtedness Schedule 6.02 — Existing Liens Schedule 6.07 — Existing Restrictions
Schedule 6.11 — Sample Liquidity Calculation
Schedule 9.12 — Participant Confidentiality Restricted List EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Borrowing Request
Exhibit C — Form of Interest Election Request
Exhibit D-1 — Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2 — Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3 — Form of US Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4 — Form of US Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E — Form of Intercompany Indebtedness Subordination Agreement

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CREDIT AGREEMENT dated as of August 5, 2020, among EXPEDIA GROUP, INC., a Delaware corporation; EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC, a Delaware limited liability company; the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent and London Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) at least a majority of the Equity Interests in a Person.

“Adjusted Daily Simple SONIA” means, with respect to any Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple SONIA plus (b) 0.0326%.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1% (with 0.005% being rounded up)) equal to the product of (a) the LIBO Rate ~~for US Dollars~~ for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII, or such Affiliates or branches thereof as it shall from time to time designate by notice to the Company and the Lenders for the purpose of performing any of its obligations hereunder or under any other Loan Document.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Holders” means, with respect to any specified natural person, (a) such specified natural person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the persons referred to in clause (a) of this definition, and (c) any company, partnership, trust or other entity or investment vehicle created for the benefit of, or Controlled by, such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or the holdings of which are for the primary benefit of such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or created by any such person for the benefit of any charitable organization or for a charitable purpose.

“Agents” means the Administrative Agent and the London Agent.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the applicable Screen Rate (or, if such Screen Rate is not available for a maturity of one month with respect to US Dollars but is available for periods both longer and shorter than such period, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until an amendment hereto has become effective pursuant to Section 2.14(b) with respect to Eurocurrency Loans denominated in US Dollars), then for purposes of clause (c) above the Adjusted LIBO Rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Annualized Basis” means, when used in reference to any calculation of Leverage Ratio, (a) in the case of any calculation of Leverage Ratio as of any date prior to June 30, 2022, that Consolidated EBITDA used in the denominator thereof be calculated on an annualized basis using Consolidated EBITDA for the two consecutive fiscal quarter period of the Company most recently ended on or prior to such date multiplied by two and (b) in the case of any calculation of Leverage Ratio as of June 30, 2022, that Consolidated EBITDA used in the denominator thereof

[[5733040]]

be calculated on an annualized basis using Consolidated EBITDA for the three consecutive fiscal quarter period of the Company ending on March 31, 2022 multiplied by 4/3.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or Canadian Dollars, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in any currency other than US Dollars or Canadian Dollars, the London Agent.
“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).
“Applicable Rate” means, for any day, with respect to any ABR Loan, SONIA Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below in the Pricing Grid under the caption “ABR Spread”, “Eurocurrency / SONIA Spread” or “Commitment Fee Rate”, as the case may be, based upon the Company’s senior unsecured non-credit-enhanced long-term debt ratings from S&P and Moody’s as of such date; provided that (a) notwithstanding the foregoing but subject to clause (b) below, prior to December 31, 2021, the “Applicable Rate” for any day shall mean (i) in the case of Loans, 1.50% per annum with respect to ABR Loans and 2.50% per annum with respect to Eurocurrency Loans and SONIA Loans and (ii) in the case of the commitment fees payable hereunder, 0.30% per annum and (b) in the event the Leverage Condition shall have been satisfied as of the end of the fiscal year or fiscal quarter of the Company ended after the Closing Date for which the consolidated financial statements of the Company have been most recently delivered pursuant to Section 5.01(a) or 5.01(b), then, on the third Business Day following the delivery of the related compliance certificate pursuant to Section 5.01(c) demonstrating such satisfaction, the provisions of clause (a) above shall cease to apply until the third Business Day following the next delivery of the consolidated financial statements of the Company pursuant to Section 5.01(a) or 5.01(b); provided further that in the event the Company has not delivered any consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b), then the provisions of clause (b) above shall cease to apply from and after the date such consolidated financial statements were required to have been so delivered and until the third Business Day following the date such consolidated financial statements are so delivered.

Pricing Grid
(basis points per annum)

Level	Level 1	Level 2	Level 3	Level 4	Level 5
Rating	At Least BBB+ by S&P/Baa1 Moody’s	BBB by S&P/Baa2 by Moody’s	BBB- by S&P/Baa3 by Moody’s	BB+ by S&P/Ba1 by Moody’s	Lower than BB+ by S&P/Ba1 by Moody’s or unrated

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Commitment Fee Rate	12.5	15.0	17.5	25.0	35.0
Eurocurrency / SONIA Spread	125.0	137.5	150.0	175.0	200.0
ABR Spread	25.0	37.5	50.0	75.0	100.0

For purposes of the foregoing Pricing Grid, (i) if either Moody’s or S&P shall not have in effect a rating for the Company’s senior unsecured non-credit-enhanced long-term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Commitment Fee Rate, the Eurocurrency / SONIA Spread and the ABR Spread shall be based upon the rating of the other rating agency; (ii) if neither Moody’s nor S&P shall have in effect a rating for the Company’s senior unsecured non-credit-enhanced long-term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Commitment Fee Rate, the Eurocurrency / SONIA Spread and the ABR Spread shall be based upon Level 5 set forth in the foregoing Pricing Grid; (iii) if the ratings or deemed ratings by S&P and Moody’s shall fall within different Levels, the Commitment Fee Rate, the Eurocurrency / SONIA Spread and ABR Spread shall be based upon the higher rating, unless the ratings differ by two or more Levels, in which case the Commitment Fee Rate, the Eurocurrency / SONIA Spread and ABR Spread will be based upon the Level set forth in the foregoing Pricing Grid next below that corresponding to the higher rating; and (iv) if the rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate as a result of a change in ratings or deemed ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate, when determined by reference to the foregoing Pricing Grid, shall be determined by reference to the ratings most recently in effect prior to such change or cessation.

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by any Agent to be its electronic transmission system.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., BNP Paribas Securities Corp., Mizuho Bank, Ltd. and HSBC Bank USA, National Association in their capacities as joint lead arrangers and joint bookrunners for the credit facility provided for herein.

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“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Expedia Group International Holdings III, LLC, a Delaware limited liability company.

“Borrower Group Member” means (a) the Borrower, (b) any other Loan Party that is a Foreign Loan Party or a CFC Holdco and (c) any direct or indirect subsidiary (other than an Excluded Subsidiary) of the Borrower or any Person described in clause (b) above.

“Borrowing” means Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 (US$1,000,000 in the case of an ABR Borrowing), (b) in the case of a Borrowing denominated in Euro, €5,000,000, (c) in the case of a Borrowing denominated in Sterling, £5,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$5,000,000 and (e) in the case of a Borrowing denominated in Australian Dollars, AUD$5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$1,000,000 and (e) in the case of a Borrowing denominated in Australian Dollars, AUD$1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars ~~or Sterling~~, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the London interbank market, (b) when used in connection with a Eurocurrency Loan denominated in Euro, the term “Business Day”

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shall also exclude any day that is not a TARGET Day, (c) when used in connection with a Eurocurrency Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Toronto, (d) when used in connection with a SONIA Loan, the term “Business Day” shall also exclude any day on which banks are closed for general business in London and (~~d~~e) when used in connection with a Eurocurrency Loan denominated in Australian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Sydney.

“Canadian Dollars” or “CAD$” means the lawful money of Canada.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02 only, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capped Adjustments” means (a) any additions to Consolidated EBITDA pursuant to clause (a)(vi) of the definition of such term and (b) any additions to Consolidated EBITDA pursuant to clause (ii) of Section 1.04(b).

“Cash Management Services” means (a) cash management and related services provided to the Company or any Subsidiary, including treasury, depository, foreign exchange, return items, overdraft, controlled disbursement, cash sweeps, zero balance arrangements, merchant stored value cards, e-payables, electronic funds transfer, interstate depository network and automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) services and credit cards, credit card processing services, credit and debit card payment processing services, debit cards, stored value cards, virtual cards (including single use virtual card accounts) and commercial cards (including so-called “‘purchase cards”, “procurement cards” or “p-cards”) arrangements and (b) letters of credit.

“CDO Rate” means, with respect to any Borrowing denominated in Canadian Dollars for any Interest Period, the applicable Screen Rate (rounded if necessary to the nearest 1/100 of 1% (with 0.005% being rounded up)) as of the Specified Time on the Quotation Date.

“Certificate of Designation” means that certain Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock filed by the Company with the Secretary of State of the State of Delaware, and accepted for record by the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, on May 5, 2020.

“CFC Holdco” means (a) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are Foreign Subsidiaries or (b)

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(b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for US Dollar-denominated syndicated credit facilities at such time;

provided that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or (b) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“Consolidated Adjusted Total Assets” means, at any time, (a) Consolidated Total Assets at such time minus (b) the amount of such Consolidated Total Assets attributable to goodwill in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding, for the avoidance of doubt, amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) all losses for such period on sales or dispositions of assets outside the ordinary course of business, (v) any non-recurring non-cash charges for such period, (vi) any restructuring or other unusual, non-recurring charges for such period; provided that the amount of charges added back pursuant to this clause (vi) for such period, together with the aggregate amount of all other Capped Adjustments for such period, shall not exceed 15% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments), (vii) non-cash goodwill and intangible asset impairment charges for such period, (viii) charges for such period recognized on changes in the fair value of contingent consideration payable by, and non-cash charges for such period recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in any business combination and non-cash charges for such period for changes in the fair value of minority equity investments ~~(other than those accounted for under the equity method and those that are consolidated)~~ of the Company or any Subsidiary, and (ix) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Company and the Subsidiaries; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (v), (viii) or (ix) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all gains for such period on sales or dispositions of assets outside the ordinary course of business, (ii) all gains for such period arising from business combinations, including gains on a “bargain purchase” and gains recognized on changes in the fair value of contingent consideration payable by, and gains recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in connection therewith and gains for such period for changes in the fair value of minority equity investments ~~(other than those accounted for under the equity method and those that are~~

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~~consolidated)~~ of the Company or any Subsidiary, (iii) any extraordinary gains for such period and (iv) any non-cash items of income for such period that represent the reversal of any accrual of charges referred to in clauses (a)(v), (a)(vi) or (a)(ix) above, all determined on a consolidated basis in accordance with GAAP. In the event any Subsidiary shall be a Subsidiary that is not a Wholly Owned Subsidiary, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters of the Company (each, a “Reference Period”) for the purposes of any determination of the Leverage Ratio, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Company or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any Acquisition that involves consideration in excess of US$125,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Company and the Subsidiaries in excess of US$125,000,000. Notwithstanding the foregoing, but subject to the immediately preceding sentence, solely in determining the Leverage Ratio for purposes of actual, but not pro forma, compliance with the covenant set forth in Section 6.10, Consolidated EBITDA for (A) the fiscal quarter of the Company ending March 31, 2021, shall be deemed to be equal to US$176,345,882, (B) the fiscal quarter of the Company ending June 30, 2021, shall be deemed to be equal to US$568,380,482 and (C) the fiscal quarter of the Company ending September 30, 2021, shall be deemed to be equal to US$911,928,019.

“Consolidated Funded Debt” means, on any date, the sum (without duplication) for the Company and the Subsidiaries of all (a) Indebtedness (but not including any Indebtedness in the form of contingent consideration obligations of the Company or any Subsidiary incurred in connection with any business combination) that would appear on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP, (b) Capital Lease Obligations, (c)    Synthetic Lease Obligations, (d) Guarantees by the Company and the Subsidiaries of Indebtedness of Persons other than the Company and the Subsidiaries, (e) obligations, contingent or otherwise, of the Company and the Subsidiaries as an account party in respect of letters of credit and (f) Securitization Transactions.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (after giving effect, for the avoidance of doubt, to the elimination of intercompany accounts in accordance with GAAP); provided that there shall be excluded the income or loss of any Subsidiary that is not a Wholly Owned Subsidiary to the extent such income or loss is attributable to the noncontrolling interest in such Subsidiary.

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“Consolidated Revenues” means, for any period, the aggregate revenues of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the consolidated total assets of the Company and the Subsidiaries at such time, as such amount would appear on a consolidated balance sheet of the Company prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyrights” means, with respect to any Person, all of the following now directly owned or hereafter directly acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental registrations, pending applications for registration, and renewals in the United States Copyright Office (or any similar office in any other country or any political subdivision thereof), and (c) any other rights corresponding to the foregoing, including moral rights.

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding any business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the applicable Benchmark Rate.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is four SONIA Business Days prior to (i) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day and (b) zero. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA.

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withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which the Company or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Company or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to such term in Article VIII.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Borrowing denominated in Euro for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, ~~the LIBO Rate,~~ the EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as applicable.

“Events of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Exchange Rate” means, on any date of determination, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which such other currency may be exchanged into US Dollars last provided (either by publication or as may otherwise be provided to the Applicable Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Applicable Agent from time to time in its reasonable discretion). For the avoidance of doubt, any exchange rate used will be with no mark-up or spread added.

“Excluded CFC Holdco” means (a) any Subsidiary that has no material assets other than Equity Interests and/or Indebtedness in one or more Persons that are Specified Foreign

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defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 6.250% Senior Notes due 2025; (h) the Indenture dated as of May 5, 2020, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 7.000% Senior Notes due 2025; (i) the Indenture dated as of July 14, 2020, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 3.600% Senior Notes due 2023; and (j) the Indenture dated as of July 14, 2020, among the Company, the Subsidiary Guarantors (as defined therein) from time to time parties thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 4.625% Senior Notes due 2027, in each case, as amended, supplemented, restated or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate would be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, financial director, treasurer or controller of the Company; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, upon request of the Administrative Agent, the secretary, an assistant secretary or any other officer or manager (or authorized signatory holding equivalent function) of the Company shall have delivered (which delivery may be made on the Closing Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“First Amendment” means the First Amendment, dated as of October 1, 2020, to this Agreement.

“Foreign Currency Overnight Rate” means, for any day, (a) with respect to any currency ~~(a)~~other than Sterling, a rate per annum equal to the London interbank offered rate as administrated by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for overnight deposits in such currency as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time) at approximately 11:00 a.m., London time, on such day, (b) with respect to Sterling, at a rate per annum equal to the Adjusted Daily Simple SONIA or

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(~~b~~c) if the rate referred to in clause (a) or clause (b) above is not available for such currency, a rate per annum at which overnight deposits in such currency would be offered on such day in the applicable offshore interbank market, as such rate is determined by the Applicable Agent by such means as the Applicable Agent shall determine to be reasonable.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Loan Party” means any Loan Party that is not a Domestic Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form S-4” means the Form S-4 Registration Statement filed by IAC and the Company with the SEC on April 25, 2005, as amended on or before June 17, 2005.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America.

“Government Program Indebtedness” mean any Indebtedness provided directly or indirectly by any Governmental Authority pursuant to any COVID-19 virus outbreak relief program, including any such Indebtedness provided through a designee thereof or an intermediary financial institution (but excluding any sovereign wealth fund that regularly makes financial investments).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. For the avoidance of doubt, any expression by the Company or any Subsidiary of an intent to continue to provide financial support to any of its subsidiaries made in a management representation letter delivered in connection with an audit of the financial statements of such subsidiary, so long as such expression of intent does not create any binding obligation, contingent or otherwise, on the

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registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intercompany Indebtedness Subordination Agreement” means the Intercompany Subordination Agreement among the Company, the Subsidiaries party thereto and the Administrative Agent, substantially in the form of Exhibit E, together with all supplements thereto.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any SONIA Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (~~b~~c) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two (~~other than~~solely in the case of Borrowings denominated in ~~Euro~~Canadian Dollars), three or six (other than in the case of Borrowings denominated in Canadian Dollars) months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any currency for any period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such period, in each case as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that the Interpolated Screen Rate shall in no event be less than zero.

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“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Condition” shall be satisfied if the Leverage Ratio as of the end of the most recently ended fiscal quarter of the Company for which consolidated financial statements of the Company have been delivered pursuant to Section 5.01(a) or 5.01(b), calculated on an annualized basis using Consolidated EBITDA for the two most recently ended fiscal quarters of the Company included in such consolidated financial statements multiplied by two, is not greater than 5.00:1.00.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter of the Company, ended most recently prior to such date).

“LIBO Rate” means, with respect to any Borrowing ~~denominated in US Dollars or Sterling~~ for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Liquidity” means, as of any date, (a) Unrestricted Cash of the Company and its Subsidiaries (in the case of Excluded Subsidiaries and other non-Wholly Owned Subsidiaries, (i) only to the extent of the Company’s direct or indirect equity ownership thereof and (ii) excluding Unrestricted Cash of any such Subsidiary to the extent that, as of such date, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted under applicable law or is subject to any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary), plus (b) the sum of (i) the excess, if any, of (x) the total Commitments in effect on such date over (y) the total Revolving Credit Exposures as of such date, and (ii) the excess, if any, of (x) the total “Commitments” (as defined in the Company Credit Agreement) in effect on such date over (y) the total “Revolving Credit Exposures” (as defined in the Company Credit Agreement) as of such date, in each case under this clause (b), only if the conditions precedent set forth in Section 4.02 or the conditions precedent to borrowing set forth in Section 4.02 of the Company Credit Agreement, as applicable, are capable of being satisfied as of such date, minus (c) Total 30-Day Net Deferred Merchant Bookings as of such date.

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“Loan” means any loan made by the Lenders to the Borrower pursuant to Section 2.01. Each Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Loan denominated in Euro, ~~Sterling,~~ Canadian Dollars or Australian Dollars shall be a Eurocurrency Loan and each Loan denominated in Sterling shall be a SONIA Loan.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement and by the Company, the Borrower and any other Subsidiary Loan Party of all other monetary obligations under any other Loan Document to which it is a party, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means, collectively, (a) this Agreement and the Guarantee Agreement and (b) except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.10(e).

“Loan Parties” means the Company, the Borrower and the other Subsidiary Loan Parties.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US
Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Euro, Brussels time, (c) with respect to a Loan or Borrowing denominated in Canadian Dollars, Toronto time, and (d) with respect to a Loan or Borrowing denominated in Sterling or Australian Dollars, London time.

“London Agent” means J.P. Morgan Europe Limited, JPMorgan Chase Bank,
N.A. or any Affiliate or branch of JPMorgan Chase Bank, N.A., that JPMorgan Chase Bank,
N.A. shall have designated for the purpose of acting in such capacity hereunder.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Luxembourg Commercial Code” means the Code de Commerce of Luxembourg.

“Luxembourg Companies Act” means the Luxembourg act dated 10 August 1915 on commercial companies, as amended.

“Luxembourg Legal Reservations” means, in the case of any Luxembourg Loan Party, each qualification contained in the Luxembourg legal opinion delivered to the Administrative Agent under the Loan Documents.

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hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all registered letters patent of the United States of America or the equivalent thereof in any other country, all registrations thereof and all applications issued or applied for letters patent of the United States of America or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country or any political subdivision thereof, and (b) all reissues, continuations, divisionals, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, renewals, adjustments or extensions thereof, and the inventions disclosed or claimed therein.

“Payment” has the meaning assigned to such term in Article VIII.
“Payment Notice” has the meaning assigned to such term in Article VIII.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Borrower Group Transaction” means (a) any transaction entered into in the ordinary course of business by any Borrower Group Member with the Company or any Subsidiary that is not a Borrower Group Member on terms and conditions that, taken as a whole, are not worse for the Borrower Group Members than could be obtained on an arm’s-length basis from unrelated third parties, (b) any sale, transfer, lease or other disposition by any Borrower Group Member to the Company or any Subsidiary that is not a Borrower Group Member of any assets comprising all or any portion of (i) the vacation rental business of the Company and its Subsidiaries or (ii) the Brand Expedia APAC business of the Company and its Subsidiaries, (c) any transaction undertaken by any Borrower Group Member for purposes of ensuring compliance with any applicable law, rule or regulation, (d) any sale, transfer, lease or other disposition by any Borrower Group Member to the Company or any Subsidiary that is not a Borrower Group Member of any assets so long as the aggregate fair market value (as reasonably determined by the Company, with respect to any assets, as of the time of the applicable sale, transfer, lease or other disposition) of the assets sold, transferred, leased or otherwise disposed pursuant to this clause (d) since the Closing Date does not exceed US$75,000,000 and (e) the termination of any license agreement existing on the Closing Date between Expedia Lodging Group Sarl and any Borrower Group Member.

“Permitted Call Spread Swap Agreements” means (a) a Swap Agreement pursuant to which the Company acquires a call or a capped call option requiring the counterparty thereto to deliver to the Company shares of common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), the cash value thereof or a combination thereof from time to time upon exercise of such option and (b) if entered into by the Company in connection with any Swap Agreement described in clause (a) above, a Swap Agreement pursuant to which the Company issues to the counterparty thereto warrants or other rights to acquire

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“Prohibited Assets” has the meaning assigned to it in Section 6.08.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Quotation Date” means (a) with respect to any Eurocurrency Borrowing denominatedd in US Dollars for any Interest Period, two Business Days prior to the first day of such Interest Period, (b) with respect to any Eurocurrency Borrowing denominated in ~~Sterling,~~ Canadian Dollars or Australian Dollars for any Interest Period, the first Business Day of such Interest Period and (c) with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the day two TARGET Days before the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Date for such currency shall be determined by the Applicable Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Date shall be the last of those days).

“Reduction/Prepayment Amount” means, with respect to any Reduction/Prepayment Event, 30% of the Net Proceeds received by the Company or any Subsidiary therefrom.

“Reduction/Prepayment Event” means the incurrence, after May 5, 2020, by the Company or any Subsidiary of any Indebtedness to the extent such Indebtedness is incurred (or, if incurred prior to the Closing Date, outstanding) in reliance on (or any Guarantees thereof are incurred (or, if incurred prior to the Closing Date, outstanding) in reliance on) Section 6.01(s), 6.01(t), 6.01(w) and/or 6.01(x), or any combination thereof, but only to the extent the aggregate principal amount of such Indebtedness so incurred since May 5, 2020 (excluding any such Indebtedness to the extent the Net Proceeds thereof are applied substantially concurrently with the incurrence thereof (or within three Business Days thereafter) to repay, prepay, redeem or otherwise discharge any Indebtedness theretofore incurred (or, if incurred prior to the Closing Date, outstanding) in reliance on Section 6.01(w) and that had an earlier scheduled maturity than the Indebtedness so incurred) exceeds (it being understood that only incurrence of such excess amount shall be subject to this definition) the sum of (a) US$2,500,000,000 plus (b) the aggregate amount of Net Proceeds in excess of US$1,000,000,000 received by the Company or any Subsidiary from the issuance and sale of Equity Interests in the Company on or after May 4, 2020 or pursuant to any issuance and sale of the Preferred Stock consummated on May 5, 2020.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Intellectual Property” means any Intellectual Property that is the subject of a pending application for registration or issuance (or any similar action) with

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or by, or that is registered or issued (or any similar action) with or by, any Governmental Authority (or any other Person with or by which registrations or issuances (or similar actions) of such Intellectual Property are made), in each case, in any jurisdiction throughout the world.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors and/or the NYFRB, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB or, in each case, any successor thereto.

“Relevant Interbank Market” means (a) with respect to US Dollars ~~and Sterling~~, the London interbank market, (b) with respect to Euros, the European interbank market, (c) with respect to Canadian Dollars, the Toronto interbank market and (d) with respect to Australian Dollars, the Australian interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Cash” means, as of any date with respect to any Person, any cash, Permitted Investments and other cash equivalents directly owned on such date by such Person and that do not constitute Unrestricted Cash of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Loans denominated in US Dollars outstanding at such time and (b) the sum of the US Dollar Equivalents of the aggregate principal amounts of the Loans denominated in Euro, Sterling, Canadian Dollars or Australian Dollars outstanding at such time. The Revolving Credit Exposure of any Lender at any time shall be such Lender’s Revolving Credit Percentage of the total Revolving Credit Exposure at such time.

“Revolving Credit Percentage” means, at any time with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time. If

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the Commitments have terminated or expired, the Revolving Credit Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter the Company or any such Subsidiary shall rent or lease property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred. The “amount” of any Sale/Leaseback Transaction at any time will be the capitalized amount of the lease included in such transaction as reflected on the most recent consolidated balance sheet of the Company delivered pursuant to Section 5.01 (or, in the case of a Sale/Leaseback Transaction resulting in a lease that is not a Capital Lease, the amount that would be so reflected in respect of such lease if it were a Capital Lease).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) any other Person dealings with which are the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in ~~the applicable currency~~US Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time), (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the European Money Market Institute (or any other Person that takes over the administration of such rate) for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially

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deemed at any time to be the aggregate principal or stated amount of the Indebtedness, fractional undivided interests or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction net of any such accounts receivable or interests therein that have been written off as uncollectible and/or any discount (but not in excess of the discount that would be usual and customary for securitization transactions of this type in light of the then prevailing market conditions) in the purchase price therefor. For purposes of Section 6.02 only, a Securitization Transaction shall be deemed to be secured by a Lien on the accounts receivable or interests therein that are subject thereto, and such accounts receivable and interests shall be deemed to be assets of the Company and the Subsidiaries.

“SG Legal Reservations” means, in the case of any SG Loan Party, (a) the principle that equitable remedies may be granted or refused at the discretion of the court and (b) any other general principles that are set out as qualifications or reservations (however described) as to matters of law in any Singapore legal opinion delivered to the Administrative Agent pursuant to any Loan Document.

“SG Loan Party” means any Loan Party organized under the laws of Singapore.
“SilverRail” means SilverRail Technologies, Inc., a Delaware corporation.
“SilverRail Transactions” means, collectively, the disposition by Expedia, Inc., a Washington corporation, of its Equity Interests in SilverRail to one or more of the other Persons that are not Affiliates of the Company and that hold Equity Interests in SilverRail immediately prior to such disposition (or to any Affiliate of any such Person), including any such disposition in the form of a contribution by Expedia, Inc. of such Equity Interests to SilverRail or an exchange of such Equity Interests for the Equity Interests referred to in clause (a) below, and the consummation of the related transactions, including (a) the receipt by the Company or any Subsidiary of certain warrants in respect of Equity Interests in SilverRail and (b) the cancellation of certain Indebtedness owed by SilverRail to the Company or any Subsidiary, in each case, substantially consistent in all material respects with the terms thereof set forth in the document titled “SilverRail Management Buyout” dated August 31, 2020 that has been provided by the Company to the Administrative Agent in connection with the First Amendment.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the NYFRB Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

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“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Business Day” means any day that is not a Saturday, Sunday or other day on which banks are closed for general business in London.

“SONIA Interest Day” has the meaning set forth in the definition of “Daily Simple SONIA”.

“SONIA Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Daily Simple SONIA.

“Specified Foreign Subsidiary” means (a) any Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and (b) any subsidiary of any entity described in clause (a) of this definition.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time, (c) with respect to the CDO Rate, 11:00 a.m., Toronto time, and (d) with respect to the AUD Bank Bill Rate, 11:00 a.m., Sydney time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve (including any marginal, special, emergency or supplemental reserves) established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of

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awards, leases, subleases, licenses, concessions, rents, issues and profits (and all repairs, replacements, alterations and additions thereof and thereto), but specifically excluding any Intellectual Property (other than Intellectual Property that has de minimis fair value, as reasonably determined by the Company) and Equity Interests.

“trivago IPO” means an initial public offering of American Depositary Shares of trivago, substantially as described in the trivago Form F-1 and the trivago Form F-6.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, ~~the LIBO Rate,~~ the EURIBO Rate, the CDO Rate, the AUD Bank Bill Rate ~~or~~, the Alternate Base Rate or the Adjusted Daily Simple SONIA.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Legal Reservations” means, in the case of any UK Loan Party, (a) the principle that certain equitable remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, (b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify a Person against non-payment of UK stamp duty may be void and defenses of set-off or counterclaim, (c) similar principles, rights and defences under the laws of any relevant jurisdiction and (d) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any English legal opinion delivered to the Administrative Agent pursuant to any Loan Document.

“UK Loan Party” means any Loan Party organized under the laws of the United Kingdom, including of England and Wales or Scotland.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for all purposes of this Agreement.

“Unrestricted Cash” means, as of any date with respect to any Person, cash, Permitted Investments and other cash equivalents directly owned on such date by such Person, as such amount would appear on a consolidated balance sheet of such Person prepared as of such date in accordance with GAAP; provided that such cash, Permitted Investments and other cash

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commencement of the initial Interest Period therefor (or, in the case of a SONIA Loan, the date on which such SONIA Loan is made) and as of the date of the commencement of each subsequent Interest Period therefor (or, in the case of a SONIA Loan, each date that shall occur at intervals of three months’ duration after the date on which such SONIA Loan is made), in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section. The Applicable Agent may also determine the US Dollar Equivalent of any Borrowing denominated in any currency other than US Dollars as of such other dates as the Applicable Agent shall determine, in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Borrowing until the next calculation thereof pursuant to this Section. The Administrative Agent shall notify the Borrower and the Lenders of each determination of the US Dollar Equivalent of each Borrowing.

SECTION 1.06. Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in US Dollars or any other applicable currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (a) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(b)), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the applicable Benchmark Rate or have the same volume or liquidity as did the applicable Benchmark Rate prior to its discontinuance or unavailability.

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SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08. Luxembourg Terms. In the Loan Documents, a reference to (a) a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes (i) any juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code, (ii) any liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg Companies Act, (iii) any juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies Act (iv) any commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code and (v) any juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; (b) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and (c) a Person being unable to pay its debts includes that Person being in a state of cessation of payments (cessation de paiements).

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans denominated in US Dollars, Euro, Sterling, Canadian Dollars or Australian Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposure exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.14, each Borrowing shall be comprised (i) in the case of Borrowings denominated in US Dollars, entirely of ABR Loans or Eurocurrency Loans of the applicable Type as the Borrower may request in accordance herewith, (ii) in the case of Borrowings denominated in Sterling, entirely of SONIA Loans and (~~ii~~iii) in the case of

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Borrowings denominated in any other currency, entirely of Eurocurrency Loans of the applicable Type. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing and each SONIA Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of ~~US$1,000,000~~the Borrowing Multiple and not less than ~~US$1,000,000~~the Borrowing Minimum; provided that an ABR Borrowing or a SONIA Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurocurrency Borrowings and SONIA Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall submit a written Borrowing Request, signed by an Authorized Officer of the Borrower, to the Applicable Agent (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Borrowing denominated in Euro, ~~Sterling,~~ Canadian Dollars or Australian Dollars, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing, ~~and~~ (c) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing and (d) in the case of a SONIA Borrowing, not later than 11:00 a.m., New York City time, four SONIA Business Days before the date of the proposed Borrowing; provided that (i) any such notice of a Eurocurrency Borrowing denominated in US Dollars to be made on the Closing Date may be submitted not later than 1:00 p.m., New York City time, on the Closing Date and (ii) any such notice of a Borrowing to be made on the Closing Date may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

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(iii) if denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)    the location and number of the account of the Borrower to which funds are to be disbursed, which shall comply with Section 2.07.

If no currency is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) if denominated in US Dollars, an ABR Borrowing, (B) if denominated in Sterling, a SONIA Borrowing and (~~B~~C) if denominated in any other currency, a Eurocurrency Borrowing of the applicable Type. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders. The Applicable Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Applicable Agent and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the NYFRB and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an any currency other than US Dollars, the greater of the Foreign

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Currency Overnight Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans and (B) if denominated in any currency other than US Dollars, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any such payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

SECTION 2.08. Interest Elections. (a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert any Borrowing denominated in US Dollars to a different Type or to continue any Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to SONIA Borrowings, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Borrower shall submit a written Interest Election Request, signed by an Authorized Officer of the Borrower to the Applicable Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type, and in the currency, resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to change the currency of any Borrowing or to convert any Borrowing to a Type not available for the currency of such Borrowing.

(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

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to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without any premium or penalty (but subject to Section 2.16) subject to prior notice in accordance with paragraph (d) of this Section.

(b)    In the event and on each occasion that any Reduction/Prepayment Event shall occur, then, on the third Business Day after the occurrence of such Reduction/Prepayment Event, the Borrower shall prepay Loans, including to (but not below) zero, by the Reduction/Prepayment Amount with respect to such Reduction/Prepayment Event. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.16).

(c)    In the event and on each occasion that the total Revolving Credit Exposure exceeds the total Commitments, the Borrower shall, not later than the next Business Day, prepay Borrowings in an aggregate amount equal to the amount of such excess; provided that if such excess results from a change in Exchange Rates, such prepayment shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given the Borrower notice of such excess. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.16). It is understood that nothing in this paragraph shall modify the obligations of the Borrower set forth in paragraph (b) above.

(d)    The Borrower shall notify the Applicable Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a SONIA Borrowing, not later than 11:00 a.m., New York City time, four SONIA Business Days before the date of prepayment; provided that, in the case of any prepayment required to be made under paragraph (b) or (c) of this Section, the Borrower will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of any prepayment under paragraph (b) of this Section, shall specify the applicable Reduction/Prepayment Event and set forth the calculation of the applicable Reduction/Prepayment Amount; provided that (x) a notice of optional prepayment of any Borrowing pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein and (y) a notice of prepayment of any Borrowing pursuant to paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of the Reduction/Prepayment Event specified therein, and in either such case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and

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in the same currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day (or, if such day is not a Business Day, the next succeeding Business Day) following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the Revolving Credit Exposure of such Lender.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds in US Dollars, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of any such Borrowing denominated in US Dollars, at the Adjusted LIBO Rate, (ii~~) in the case of any such Borrowing denominated in Sterling, at the LIBO Rate, (iii~~) in the case of any such Borrowing denominated in Euro, at the EURIBO Rate, (~~iv~~iii) in the case of any such Borrowing denominated in Canadian Dollars, at the CDO Rate, and (~~v~~iv) in the case of any such Borrowing denominated in Australian Dollars, at the AUD Bank Bill Rate, in each case for the Interest Period in effect for such Borrowing plus, in each case, the Applicable Rate.

(c) The Loans comprising each SONIA Borrowing shall bear interest at the Adjusted Daily Simple SONIA plus the Applicable Rate.

(d) ~~(c)~~ Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any overdue interest on any Loan, 2% per

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annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) ~~(d)~~ Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (~~c~~d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) ~~(e)~~ All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Daily Simple SONIA and interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Eurocurrency Loans denominated in ~~Sterling,~~ Canadian Dollars or Australian Dollars shall be computed on the basis of a year of 365 days (or, in the case of clause (i) above, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, ~~LIBO Rate,~~ EURIBO Rate, CDO Rate ~~or~~, AUD Bank Bill Rate or Adjusted Daily Simple SONIA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) ~~(f)~~ If a deduction of Swiss Withholding Tax is required by Swiss law to be made by a Swiss Subsidiary Loan Party in respect of any interest payable by it under any of the Loan Documents and should Section 2.17(a) be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in this Section 2.13) in the absence of this paragraph (fg) divided by (ii) 1 minus the rate at which the relevant tax deduction is required to be made (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and all references to a rate of interest in this Section 2.13 shall be construed accordingly. To the extent that interest payable by a Swiss Subsidiary Loan Party under any of the Loan Documents becomes subject to Swiss Withholding Tax, each relevant Lender shall promptly co-operate with the relevant Swiss Subsidiary Loan Party in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the Swiss Subsidiary Loan Party to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax or to allow the relevant Lender to prepare claims for the re-fund of any Swiss Withholding Tax so deducted.

SECTION 2.14. Alternate Rate of Interest. (a) Subject to Section 2.14(b), if ~~prior to the commencement of any Interest Period for a Eurocurrency Borrowing~~:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a

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Eurocurrency Borrowing denominated in any currency, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, ~~the LIBO Rate,~~ the EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, for such Interest Period (including because the applicable Screen Rate is not available or published on a current basis) or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SONIA with respect to any Borrowing denominated in Sterling; or

(ii) the Administrative Agent is advised by the Required Lenders (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency, that the Adjusted LIBO Rate, ~~the LIBO Rate,~~ the EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period or (B) at any time, that the Adjusted Daily Simple SONIA with respect to any Borrowing denominated in Sterling will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of the applicable Type for such Interest Period shall be ineffective, (B) the affected Eurocurrency Borrowing that was requested to be converted or continued shall (1) if denominated in US Dollars, on the last day of the then current Interest Period applicable thereto, unless repaid, be continued as or converted to an ABR Borrowing or (2) if denominated in any currency other than US Dollars, from and after the last day of the then current Interest Period applicable thereto, unless repaid, bear interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus a rate that adequately and fairly reflects the weighted average of the cost to each Lender to fund its pro rata share of such Borrowing (from whatever source and using whatever methodologies such Lender may select in its reasonable discretion) (with respect to a Lender, the “COF Rate” and with respect to the weighted average of the COF Rate applicable to each Lender for any Borrowing, the “Average COF Rate”), ~~it being agreed by each Lender that, promptly upon request therefor by the~~ Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of ~~such Lender with respect to the applicable Borrowing, and~~ (C) if any Borrowing Request requests a Eurocurrency Borrowing of the applicable Type for such Interest Period, such Borrowing shall (1) if denominated in US Dollars, be treated as a request for an ABR Borrowing or (2) if denominated in any currency other than US Dollars, be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, (D) any affected SONIA Borrowing shall, from and after the date on which the Company receives such notice, bear interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate and (E) any Borrowing Request for an affected SONIA Borrowing shall be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, it being agreed, in each case under clauses (B) through (E) above, by each Lender that, promptly upon request

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Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing.

(v) Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Agent or Lender to any Taxes on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (but expressly excluding Taxes referred to in paragraph (f) of this Section); or

(iii) impose on any Lender or the London interbank market, European interbank market, Toronto interbank market or Australian interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or SONIA Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to or continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

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loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, ~~the LIBO Rate,~~ EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Relevant Interbank Market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by applicable law; provided that if an applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Agent and Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender severally agrees to indemnify each Agent, within 20 days after written demand therefor, for the full amount of (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the

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to which the provisions of this paragraph shall apply). It is acknowledged and agreed that the foregoing provisions of this Section 2.18(c) reflect an agreement entered into solely among the Lenders (and not the Company, the Borrower or any other Loan Party) and the consent of the Company, the Borrower or any other Loan Party shall not be required to give effect to the acquisition of a participation by a Lender pursuant to such provisions or with respect to any action taken by the Lenders or the Administrative Agent pursuant to such provisions. The Borrower agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Applicable Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at (i) if such amount is denominated in US Dollars, the greater of the NYFRB and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, and (ii) if such amount is denominated in any currency other than US Dollars, the greater of the Foreign Currency Overnight Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.17(d), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by either Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future payment obligations of such Lender under such Sections, in each case in such order as shall be determined by such Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower (or, in case of Section 2.13(fg), any Swiss Loan Party) is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or 2.13(fg), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.13(fg), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The

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Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower (or, in case of Section 2.13(fg), any Swiss Loan Party) is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section
2.17 or 2.13(fg), (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed waiver, amendment or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 or 2.13(fg), such assignment is reasonably be expected to result in a future reduction in such compensation or payments, (D) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and any contemporaneous assignments and consents, the applicable waiver, amendment or other modification can be effected and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on the unused amount of any Commitment of any Defaulting Lender pursuant to Section 2.12(a); and

(ii) the Commitments and Revolving Credit Exposures of each Defaulting Lender shall be disregarded in determining whether the Required Lenders or any other requisite Lenders have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided, however, that any waiver, amendment or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected

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exceed US$15,000,000 in any fiscal year of the Company, (g) the Company may make Restricted Payments in respect of the Preferred Stock; provided that, other than in the case of periodic dividends made by the Company in accordance with the terms of the Preferred Stock (as set forth in the Certificate of Designation as in effect on May 5, 2020), no Restricted Payment may be made in reliance on this clause (g) prior to August 13, 2020, (h) the Company and any Subsidiary may make any Restricted Payments if (i) no Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio as of the end of the fiscal quarter of the Company most recently ended on or prior to the date of such Restricted Payment (in the case of any such fiscal quarter ending on or prior to June 30, 2022, calculated on an Annualized Basis), giving pro forma effect to such Restricted Payment and any related incurrence of Indebtedness as if they had occurred on the last day of such quarter, would not exceed 4.00:1.00, (i) the Company and any Subsidiary may make Restricted Payments consisting of payments in cash in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person, (j) to the extent constituting a Restricted Payment, the Company or any Subsidiary Loan Party (other than any Borrower Group Member) may (i) pay interest, principal and premium, if any, on, and make cash payments upon conversion of, Permitted Convertible Notes and (ii) enter into, pay any premium on, exercise rights under and make any payment or other disposition of cash, common stock of the Company or other Equity Interests, securities, property or assets under any Permitted Call Spread Swap Agreement, in each case pursuant to the terms thereof, ~~and~~ (k) to the extent constituting a Restricted Payment, the Company and its Subsidiaries may consummate the SilverRail Transactions and (l) the Company and its Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed US$500,000,000.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Borrower will not, and the Company will not permit any Borrower Group Member to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) any Borrower Group Member may make Restricted Payments (A) in the form of cash, Permitted Investments, other cash equivalents ~~or~~, evidences of Indebtedness or other assets (other than Prohibited Assets) or (B) constituting a Permitted Borrower Group Transaction (it being agreed that no Restricted Payment shall be permitted by this clause (i) unless such Restricted Payment is permitted by and made in reliance on any of clauses (a) through (i) of this Section 6.05) and (ii) any Borrower Group Member may make Restricted Payments to any other Borrower Group Member; provided that the Borrower Group Members may make any Restricted Payment of the Equity Interests in any Egencia Business Subsidiary or of any assets comprising the Egencia Business.

SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company, Wholly Owned Subsidiaries and Subsidiary Loan Parties not involving any other Affiliate; provided that any transactions entered into pursuant to this clause (b) between or among (i) Loan Parties and Wholly Owned Subsidiaries that are not Loan Parties involving Intellectual Property held by any Loan Party shall be at prices and on terms and conditions not less favorable to such Loan Party

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than could be obtained on an arm’s-length basis from unrelated third parties or (ii) Borrower Group Members and the Company or Wholly Owned Subsidiaries that are not Borrower Group Members involving any Intellectual Property held by any Borrower Group Member shall be at prices and on terms and conditions not less favorable to such Borrower Group Member than could be obtained on an arm’s-length basis, (c) transactions between or among Subsidiaries that are not Loan Parties; provided that any transactions entered into pursuant to this clause (c) between or among Borrower Group Members and Subsidiaries that are not Borrower Group Members involving any Intellectual Property held by any Borrower Group Member shall be at prices and on terms and conditions not less favorable to such Borrower Group Member than could be obtained on an arm’s-length basis, (d) any Restricted Payment permitted by Section 6.05 or Investment permitted by Section 6.12, (e) transactions under the IAC Agreements as in effect on the Closing Date (or as hereafter amended in a manner not materially adverse to the Company and to the rights or interests of the Lenders), (f) payments made and other transactions entered into in the ordinary course of business with officers and directors of the Company or any Subsidiary, and consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of the Company or any Subsidiary, (g) reclassifications or changes in the terms of or other transactions relating to Equity Interests in the Company held by Affiliates that do not involve the payment of any consideration (other than Equity Interests (other than Disqualified Equity Interests) in the Company) or any other transfer of value by the Company or any Subsidiary to any such Affiliate, (h) payments by the Company or any Subsidiary to or on behalf of any Affiliate of the Company or any Subsidiary in connection with out-of-pocket expenses incurred in connection with any public or private offering, other issuance or sale of stock by the Company or an Affiliate of the Company or other transaction for the benefit of the Company or any Subsidiary, (i) transactions disclosed in the Form S-4, (j) Permitted Charitable Contributions, (k) any transaction (if part of a series of related transactions, together with such related transactions) involving consideration or value of less than US$15,000,000, (l) transactions permitted under Section 6.08(m), 6.08(u) or 6.08(~~u~~v), (m) transactions pursuant to agreements with TripAdvisor, Inc. and its Subsidiaries entered into in connection with the separation of TripAdvisor, Inc. from the Company, in each case substantially as described in the TripAdvisor, Inc. Form S-4 as filed with the SEC on July 27, 2011, as amended, (n) transactions engaged by a Person that is not a Subsidiary on the Closing Date, which transactions are engaged pursuant to agreements or arrangements in existence at the time such Person becomes a Subsidiary or is merged or consolidated with or into the Company or a Subsidiary (provided that (i) such agreements or arrangements were not entered into in connection with or in contemplation of such Person becoming a Subsidiary or such merger or consolidation and (ii) immediately prior to such Person becoming a Subsidiary or such merger or consolidation, such Person was not an Affiliate of the Company), (o) the trivago IPO and the transactions relating thereto, in each case substantially as described in the trivago Form F-1 as filed with the SEC on November 14, 2016, as amended by the Amendment No. 1 to Form F-1 Registration Statement filed by trivago with the SEC on December 5, 2016, and as supplemented by the prospectus filed by trivago with the SEC on December 16, 2016 and the trivago Form F-6, as filed with the SEC on December 5, 2016 (and any amendment, supplement or modification to any such transaction or related agreement in a manner not materially adverse to the Company and its Subsidiaries (other than trivago and its Subsidiaries) and to the rights or interests of the Lenders), (p) customary transactions with Securitization Subsidiaries pursuant to a Securitization Transaction, (q) Permitted Borrower Group Transactions and (r) transactions with SilverRail and its Subsidiaries that comprise the

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US$500,000,000 and (B) 100% of the aggregate Net Proceeds of all sales, transfers, leases or other dispositions made in reliance on this clause (l) (or, on or prior to the Closing Date, in reliance on Section 6.08(l) of the Company Credit Agreement) to the extent exceeding US$500,000,000, each such reduction and/or prepayment to be made promptly (and in any event within five Business Days) following the consummation of any such sale, transfer, lease or other disposition, and (v) with respect to each sale, transfer, lease or other disposition made in reliance on this clause (l) for consideration with a fair value in excess of US$25,000,000 or that requires a reduction and/or prepayment under clause (iv) above, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer, certifying that all the requirements set forth in this clause (l) have been satisfied with respect thereto, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (ii) above and, if applicable, a reasonably detailed calculation of the amount of the reduction and/or prepayment required under clause (iv) above;

(m) dispositions or transfers of assets by the Loan Parties to Subsidiaries that are not Loan Parties; provided that (i) the aggregate fair market value (as reasonably determined by the Company, with respect to any assets, as of the time of the applicable disposition or transfer) of the assets so disposed or transferred since the Closing Date shall not exceed the sum of (A) US$175,000,000, net, with respect to any disposition, of the fair market value (as reasonably determined by the Company, with respect to any assets, at the time of the applicable disposition or transfer) of any assets received by the Loan Parties since the Closing Date as consideration for such disposition or transfer (it being understood that any consideration in the form of Equity Interests in the transferee Subsidiary or any Indebtedness of a Subsidiary shall not constitute consideration for this purpose); and (B) with respect to any such disposition or transfer in the form of a capital contribution, the aggregate fair market value (as reasonably determined by the Company, with respect to any assets, as of the time of the receipt thereof) of assets (other than Equity Interests in the transferee Subsidiary or any Indebtedness of a Subsidiary) received by the Loan Parties as a dividend, distribution or return of or on the capital contributed (it being understood that the amount added back pursuant to this clause (B) may not exceed the original amount of such capital contribution made in reliance on this clause (m)); (ii) in addition to the limitations in clause (i), the aggregate fair value of Intellectual Property so disposed or transferred since the Closing Date shall not exceed US$200,000,000 (it being agreed that (A) the value of Intellectual Property shall be reasonably determined by the Company as of the time of the applicable disposition or transfer, (B) Intellectual Property that has de minimis fair value as reasonably determined by the Company may be treated as having zero fair value, (C) for the avoidance of doubt, disclosure of Intellectual Property shall not be deemed a transfer or disposition subject to this Section 6.08, (D) non-exclusive licenses of Intellectual Property shall not count against the cap set forth in this clause (ii), (E) the transfer of the legal ownership or an exclusive license of ~~registered or issued~~any Registered Intellectual Property, any ~~application for registration and issuance thereof,~~ source code or any databases shall count against the cap set forth in this clause (ii) and (F) dispositions or transfers of know-how, show-how and, subject to clause (E) above, data in electronic form and other technical or business information, in each case, in the ordinary course of business of the Company and its Subsidiaries shall not otherwise count against the cap in this clause (ii)) and (iii) no disposition or transfer

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of Equity Interests in any Domestic Subsidiary (other than an Excluded CFC Holdco, the New Headquarters SPV or the New Headquarters Parent SPV) shall be permitted by this clause (m);

(n) dispositions or transfers by any Loan Party in the form of (i) the contribution or other disposition to a Subsidiary that is not a Loan Party of Equity Interests in, or Indebtedness of, any Excluded CFC Holdco or Specified Foreign Subsidiary (or, other than in the case of any Loan Party that is a Borrower Group Member, any CFC Holdco or Foreign Subsidiary) owned directly by such Loan Party in exchange for Equity Interests in (or additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Subsidiary that is not a Loan Party, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any Excluded CFC Holdco or Specified Foreign Subsidiary (or, other than in the case of any Loan Party that is a Borrower Group Member, any CFC Holdco or Foreign Subsidiary) for Indebtedness of, or of Indebtedness of such Excluded CFC Holdco or Specified Foreign Subsidiary (or, if applicable, such CFC Holdco or Foreign Subsidiary) for Equity Interests in, such Excluded CFC Holdco or Specified Foreign Subsidiary (or, if applicable, such CFC Holdco or Foreign Subsidiary);

(o) Permitted Charitable Contributions;

(p) dispositions or transfers of any New Headquarters Assets to the New Headquarters SPV;

(q) any transactions involving consideration or value of less than US$2,000,000 individually;

(r) the Classic Vacations Transactions;

(s) dispositions or transfers by any Loan Party in the form of (i) the contribution or other disposition to a Subsidiary (other than any Subsidiary that is expressly excluded from being a Designated Subsidiary pursuant to clauses (i) through (iii), (iv)(A) or (v) of the definition of such term or, solely to the extent such disposition or transfer would result in such other Subsidiary being expressly excluded from being a Designated Subsidiary under such clause (vii), clause (vii) of the definition of such term) of Equity Interests in, or Indebtedness of, any other Subsidiary owned directly by such Loan Party in exchange for Equity Interests in (or additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Subsidiary, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any Subsidiary for Indebtedness of, or of Indebtedness of such Subsidiary for Equity Interests in, such Subsidiary;

(t) sales, transfers and other distributions of any Equity Interest in the Company (it being understood that if such sale, transfer or other disposition constitutes a Restricted Payment, it shall be subject to Section 6.05); ~~and~~

(u) (i) the Egencia Disposition and (ii) sales, transfers, leases or other dispositions of (A) the assets or properties comprising the Egencia Business or the Equity Interests in

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any Egencia Business Subsidiary and (B) intercompany receivables owed by or to any Egencia Business Subsidiary (but not cash, Permitted Investments or other cash equivalents, except as described below), in each case under this clause (ii), in connection with the Egencia Disposition; provided that, notwithstanding anything to the contrary in this clause (u), (1) the settlement, in connection with the Egencia Disposition, for cash, Permitted Investments or other cash equivalents of intercompany receivables arising in the ordinary course of business and owed to any Egencia Business Subsidiary shall be permitted and (2) the contribution of cash, Permitted Investments or other cash equivalents to fund the settlement, in connection with the Egencia Disposition, of intercompany receivables arising in the ordinary course of business and owed by any Egencia Business Subsidiary shall be permitted; and

(v) dispositions or transfers (including, in the case of Intellectual Property, in the form of exclusive or non-exclusive licenses) of assets to any Borrower Group Member, other than dispositions or transfers (including, in the case of Intellectual Property, in the form of exclusive licenses, but excluding in the form of non-exclusive licenses) of (A) Registered Intellectual Property that, individually or in the aggregate, is material to the business or operations of the Company and its Subsidiaries in the ordinary course of business, (B) Equity Interests in any Loan Party that is not a Borrower Group Member and (C) all or substantially all of the assets of the Company and the other Loan Parties, on a consolidated basis.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any Equity Interests or other assets to any Person other than the Company or any Subsidiary if such Equity Interests or other assets represent all or substantially all of the assets of the Company and the Subsidiaries, on a consolidated basis.

For the avoidance of doubt, no loan by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall constitute a sale, transfer, lease or other disposition subject to the restrictions set forth in this Section 6.08.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Borrower will not, and the Company will not permit any Borrower Group Member to, sell, transfer, lease or otherwise dispose of (including by way of a merger or consolidation) any asset, including any Equity Interest, owned by it to the Company or any Subsidiary (other than a Borrower Group Member), nor will the Company permit any Borrower Group Member (other than the Borrower) to issue any additional Equity Interest in such Borrower Group Member to the Company or any Subsidiary (other than a Borrower Group Member), except (i) sales, transfers, leases or other dispositions described in Section 6.08(e), 6.08(q) or 6.08(u) ~~and~~, (ii) sales, transfers, leases or other dispositions described in Section 6.08(b)(i), other than sales, transfers, leases or other dispositions (including, in the case of Intellectual Property, in the form of exclusive licenses, but excluding in the form of non-exclusive licenses) of (A) Registered Intellectual Property that, individually or in the aggregate, is material to the business or operations of the Borrower Group Members in the ordinary course of business, (B) Equity Interests in any Loan Party that is a Borrower Group Member and (C) all or substantially all of the assets of the Borrower Group

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Members, on a consolidated basis (assets described in clauses (A), (B) and (C), “Prohibited Assets”), and (iii) sales, transfers, leases or other dispositions in the form of cash, Permitted Investments, other cash equivalents or evidences of Indebtedness or constituting a Permitted Borrower Group Transaction (it being agreed that no sale, transfer, lease or other disposition shall be permitted by this clause (~~ii~~iii) unless such sale, transfer, lease or other disposition is permitted by and made in reliance on any of clauses (a) through (~~u~~v) of this Section 6.08).

SECTION 6.09. Use of Proceeds; Margin Regulations. (a) The Company will not, and will not permit any Subsidiary to, use the proceeds of the Loans for any purpose other than for the general corporate purposes of the Company and the Subsidiaries, including working capital, capital expenditures and acquisitions. The Company will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

(b) The Borrower shall not request any Borrowing, and each of the Company and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country except (A) as otherwise permitted pursuant to a license granted by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (B) otherwise to the extent permissible for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of any Sanctions by any party hereto.

(c) The Company will not, and will not permit any Subsidiary to, use the proceeds of any Loan in Switzerland unless and until (i) use in Switzerland is possible without Swiss Withholding Tax consequences under the Swiss taxation laws in force from time to time or (ii) it is confirmed in a tax ruling by the Swiss Federal Tax Administration that any use in Switzerland is possible without Swiss Withholding Tax consequences.

SECTION 6.10. Leverage Ratio. Commencing on December 31, 2021, the Company will not permit the Leverage Ratio at any time (a) on and after December 31, 2021 and prior to March 31, 2023, to exceed 5.00:1.00, and (b) on and after March 31, 2023, to exceed 4.00:1.00.

SECTION 6.11. Minimum Liquidity. From and after the Closing Date and prior to December 31, 2021, the Company will not permit Liquidity at any time to be less than US$300,000,000.

SECTION 6.12. Investments and Acquisitions. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly

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(p) any other Acquisition or other Investment; provided that, immediately prior to the consummation thereof, and immediately after giving pro forma effect thereto, including to any related incurrence of Indebtedness, (i) no Event of Default shall have occurred and be continuing and (ii) the Company shall be in pro forma compliance with the covenant set forth in Section 6.10 (whether or not then in effect and, prior to December 31, 2021, using the covenant level specified for December 31, 2021);

(q) any Investment made in connection with any Securitization Transaction permitted by Sections 6.01 and 6.02;

(r) Investments by the Company or any other Loan Party in any Subsidiary that is not a Loan Party to the extent made with cash, Permitted Investments or cash equivalents necessary to fund an Acquisition or Investment permitted by clause (p) above or clause (v) below;

(s) to the extent constituting Investments, sales, transfers and other dispositions permitted by Sections 6.08(m), 6.08(n), 6.08(p), 6.08(s) and 6.08(~~s~~v);

(t) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company and its Subsidiaries;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(v) any other Acquisition or other Investment; provided that (i) the aggregate amount of Acquisitions and other Investments permitted by this clause (v) shall not exceed US$500,000,000 at any time outstanding and (ii) in addition to the limitation set forth in clause (i), the aggregate amount of Investments permitted by this clause (v) that do not constitute Acquisitions shall not exceed US$150,000,000 at any time outstanding;

(w) Investments in the form of Permitted Call Spread Swap Agreements;

(x) Investments pursuant to, or arising from, the SilverRail Transactions; and

(y) Investments made by the Company or any Subsidiary in any Egencia Business Subsidiary in the form of a transfer of any assets or properties comprising the Egencia Business and any intercompany receivables owed by or to any Egencia Business Subsidiary (but not cash, Permitted Investments or other cash equivalents, except as described below), in connection with the Egencia Disposition; provided that, notwithstanding anything to the contrary in this clause (y), (1) the settlement, in connection with the Egencia Disposition, for cash, Permitted Investments or other cash equivalents of intercompany receivables arising in the ordinary course of business and owed to any Egencia Business Subsidiary shall be permitted and (2) the contribution of cash, Permitted Investments or other cash equivalents to fund the settlement, in connection with the Egencia Disposition, of intercompany receivables arising in the

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ordinary course of business and owed by any Egencia Business Subsidiary shall be permitted.

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, no Investment in the form of a transfer of (i) Equity Interests in any Subsidiary held by the Company or any other Loan Party to any Subsidiary that is not a Loan Party shall be permitted by this Section 6.12 unless such transfer is also permitted by and made in reliance on Section 6.08(k), 6.08(m), 6.08(n), 6.08(q), 6.08(s), 6.08(u) or 6.08(~~u~~v) or (ii) Intellectual Property by the Company or any other Loan Party to any Subsidiary that is not a Loan Party shall be permitted by this Section 6.12 unless such transfer is also permitted by and made in reliance on Section 6.08(e), 6.08(m), 6.08(q), 6.08(u) or 6.08(~~u~~v); provided that, in each case under clauses (i) and (ii), any such transfer by any Borrower Group Member to the Company or any Subsidiary (other than a Borrower Group Member) is also permitted by and made in reliance on the last paragraph of Section 6.08.

SECTION 6.13. Maintenance of the Borrower as a Wholly Owned Subsidiary. Notwithstanding anything to the contrary herein, the Company will not permit the Borrower to cease to be a Wholly Owned Subsidiary; provided that this Section 6.13 shall not prohibit any merger or consolidation of the Borrower consummated in accordance with Section 6.04 or 6.08 so long as the surviving or continuing Person shall be a Wholly Owned Subsidiary that is a CFC Holdco, a Domestic Subsidiary and a Loan Party.

SECTION 6.14. Limitation on Certain Prepayments and Reductions. The Company will not, and will not permit any Subsidiary to, (a) so long as any Loans are outstanding, make any voluntary prepayment of any loan under the Company Credit Agreement (provided, however, that nothing in this clause (a) shall restrict the making of any prepayment of any loan under the Company Credit Agreement if, substantially concurrently with the making of such prepayment, a letter of credit with a face amount approximately equal to the amount of such prepayment is issued under the Company Credit Agreement), (b) so long as the aggregate amount of commitments under the Company Credit Agreement exceeds the sum of the aggregate principal amount of loans and the aggregate amount of other revolving credit exposures under the Company Credit Agreement (except to the extent such excess (i) may not be borrowed as loans under the Company Credit Agreement as a result of the failure of the condition precedent set forth in Section 4.02(c) of the Company Credit Agreement to be satisfied or (ii) is less than the Borrowing Minimum for Eurocurrency Loans denominated in US Dollars), make any borrowing of Loans hereunder or (c) voluntarily terminate or reduce the aggregate amount of commitments under the Company Credit Agreement. For the avoidance of doubt, this Section 6.14 shall not prohibit, substantially concurrently with the effectiveness of this Agreement on the Closing Date, the permanent reduction of “Tranche 1 Commitments” (as defined in the Company Credit Agreement) of each Lender (or its Affiliates) under the Company Credit Agreement and the prepayment of the “Tranche 1 Revolving Loans” (as defined in the Company Credit Agreement) held by each such Lender (or its Affiliates) under the Company Credit Agreement, in each case in an aggregate amount, or aggregate principal amount, as applicable, equal to the amount of the Commitment provided by such Lender under this Agreement.

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Each Lender hereby agrees that (a) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender) (any such Payment or any Payment identified as an Erroneous Payment in the immediately following paragraph, an “Erroneous Payment”), and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (b) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this paragraph shall be conclusive, absent manifest error.

Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (a) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (b) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment and that such Payment is, accordingly, an Erroneous Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error (and, accordingly, that such Payment (or portion thereof) is an Erroneous Payment), such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Borrower and each other Loan Party hereby agrees that (a) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (b) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this paragraph

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shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower or any other Loan Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made; provided, further, that for the avoidance of doubt, the immediately preceding clauses (a) and (b) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making any payment hereunder that became subject to such Erroneous Payment.

Each party’s obligations under the immediately preceding three paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under the Loan Documents.

Notwithstanding anything herein to the contrary, no Arranger and no Person listed on the cover page of this Agreement as a “Co-Syndication Agent” or a “Co-Documentation Agent” shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the exculpatory provisions, expense reimbursement and indemnities to the extent provided for hereunder or in any other Loan Documents.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to, and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to

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Communications or any Approved Electronic Platform. In no event shall any Agent or any of its Related Parties have any liability to any Loan Party, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental, consequential or punitive damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of Communications through an Approved Electronic Platform, except to the extent that such direct (but not, for the avoidance of doubt, indirect, special, incidental, consequential or punitive) losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Agent or any of its Related Parties.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by either Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether either Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as set forth in Section 2.14(b), neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Borrower and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least 10 Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within 10 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.13(~~c~~d)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby, (D) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without

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Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, other than, in the case of any such disclosure to a Participant or a prospective Participant, any such Participant or prospective Participant that shall have been identified, or is actually known to the disclosing Person to be an Affiliate of any Person identified, on Schedule 9.12, as such Schedule may be supplemented by the Company from time to time by a writing delivered to the Administrative Agent (it being understood and agreed that no Lender shall have any obligation to determine whether any Participant, or any prospective Participant, that is not identified on Schedule 9.12 is an Affiliate of any Person identified on such Schedule) or (B) any actual or prospective counterparty to any swap or derivative transaction relating to the Company, any Subsidiary or any of their respective obligations, (vii) with the consent of the Company, (viii) to the extent such Information (A) is or becomes publicly available other than as a result of a breach of this Section or (B) is or becomes available to either Agent or any Lender on a nonconfidential basis from a source other than the Company or the Borrower, (ix) to any credit insurance providers, (x) subject to an agreement containing provisions at least as restrictive as those of this Section, to (A) any rating agency in connection with rating the Company or the Subsidiaries or the credit facilities provided for herein or (B) the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein or (xi) to market data collectors, including league table providers, and other services providers to the lending industry, in each case, information of the type routinely provided to such service providers. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Company, its Subsidiaries or their business, other than any such information that is available to either Agent or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each of the Agents, the Borrower and the Company agrees to keep each COF Rate (but not the Average COF Rate) confidential and not to disclose it to any other Person, and the Company further agrees to cause its Subsidiaries not to disclose any COF Rate to any other Person, except that (i) in the event a Eurocurrency Borrowing or a SONIA Borrowing is to bear interest by reference to the Average COF Rate as provided in Section 2.14, the Administrative Agent shall promptly disclose the COF Rate of each Lender, as communicated by such Lender to the Administrative Agent, to the Borrower, and (ii) each of the Agents, the Borrower and the Company may disclose any COF Rate (i) to any of its Affiliates and any of its or their respective Related Parties or auditors; provided that any such Person to whom such COF Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information; provided further that there shall be no requirement to so inform such Person if, in the opinion of the disclosing party, it is not practicable to do so under the circumstances, (ii) to any Person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the Person to whom such COF Rate is to be disclosed is informed in writing of its

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Exhibit B

Exhibit B to Credit Agreement

[See attached.]

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EXHIBIT B
[FORM OF] BORROWING REQUEST
JPMorgan Chase Bank, N.A.
as Administrative Agent and London Agent
500 Stanton Christiana Road, Ops 2
3rd Floor Newark, DE 19713
Attention: Demetrius Dixon
Fax No. 1 (302) 634-3301
demetrius.dixon@chase.com

[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of August 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), Expedia Group International Holdings III, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
This notice constitutes a Borrowing Request and the Borrower hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:
(A)    Currency and aggregate principal amount of Borrowing:1 _________________
(B)    Date of Borrowing (which is a Business Day): ________________
(C)    Type of Borrowing:2 ____________________________________
(D)    Interest Period and the last day thereof:3 _____________________

1 Must comply with Section 2.02(c) of the Credit Agreement. If no currency is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected US Dollars.
2 Specify ABR Borrowing (if denominated in US Dollars), SONIA Borrowing or Eurocurrency Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (a) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing, (b) in the case of a Borrowing denominated in Sterling, a SONIA Borrowing and (c) in the case of a Borrowing denominated in any other currency, a Eurocurrency Borrowing.
3 Applicable to Eurocurrency Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, two (solely in the case of Borrowings denominated in Canadian Dollars), three or six months (or, with the consent of each Lender participating in the requested Borrowing, twelve months) thereafter. If an Interest Period is not specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
[Signature Page to Borrowing Request]
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(E)    Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.:_________________________________________)
The Borrower hereby certifies that the conditions specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied.4
[Signature Page Follows]

4 Subject to the last sentence of Section 4.02 of the Credit Agreement.

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Very truly yours,

EXPEDIA GROUP INTERNATIONAL HOLDINGS III, LLC
By:
Name:
Title:

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